Exhibit 10 (20)

SUMMARY OF 2005 SALARIES OF NAMED EXECUTIVE OFFICERS

The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers:

Executive Officer	Current Salary
Andrew B. Schmitt	$425,000
Eric R. Despain	$220,000
Jerry W. Fanska	$212,000
Steven F. Crooke	$200,000
Gregory F. Aluce	$190,000

Executive officers are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “IC Plan”). The bonuses paid to the Company’s CEO and four most highly compensated executive officers for the fiscal year ended January 31, 2005 are as shown in the following table:

Executive Officer	FY 2005 Bonus
Andrew B. Schmitt	$204,077
Eric R. Despain	$115,506
Jerry W. Fanska	$76,529
Steven F. Crooke	$64,755
Gregory F. Aluce	$63,431

The Company adopted the IC Plan in fiscal 1993. Each of the Company’s executive officers, including the Named Executive Officers, is eligible to participate in the IC Plan. Under the IC Plan, each participant will be eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (50% in the case of Mr. Schmitt and 37.5% in the case of the other Named Executive Officers) of such participant’s base compensation. The Target Bonus will be adjusted (up or down) based upon the performance of the Company as compared to certain goals included in the business plan adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the IC Plan exceed 100% of such participant’s base compensation for the relevant year. No bonus will be payable should performance be equal to or below 80% of the relevant goals established by the business plan. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus. All or part of an employee’s incentive compensation under the IC Plan may, at the discretion of the Board of Directors, be paid in the form of shares of the Company’s common stock which may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market.

A Form 8-K will be filed to report the goals set by the Compensation Committee of the Board of Directors for the executive officers to qualify for a bonus under the IC Plan for the fiscal year ended January 31, 2006.